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                                                                    Exhibit 4.49

                    LEASE CONTRACT FOR EAGLERUN PLAZA OFFICES

                                 By and between

Lessor: Beijing Sunbase Real Estate Limited, as one party (hereinafter referred to as "PARTY A")

Lessee:

Beijing office of Linktone Consulting Co., Ltd.

Linktone Internet Technology Limited.

Beijing Branch of Shanghai Weilan Computer Co., Ltd.

Beijing Branch of Shanghai Unilink Computer Limited, as the other party,

(hereinafter collectively referred to as "PARTY B")

Beijing Sunbase Real Estate Limited, an enterprise with corporate person status incorporated under the laws of the People's Republic of China with its registered address at 1/F, P EagleRun Plaza, 26 Xiaoyun Lu, Chaoyang District, Beijing.

Party B includes the following companies:

Beijing office of Shanghai Linktone Consulting Co., Ltd.

Shanghai Linktone Network Technology Limited

Beijing Branch of Shanghai Weilan Computer Co., Ltd.

Beijing Branch of Shanghai Youlian Computer Limited

The office address of Party B is 33/F, Zone A, EagleRun Plaza, 26 Xiaoyun Lu, Chaoyang District, Beijing.

Party A and Party B hereby reach the following agreements in respect of the leased offices in EagleRun Plaza ("Leased Offices") on September 7, 2005 in
Beijing:

1. LEASED OFFICES

Party A agrees to lease and Party B agrees to rent the following rooms ("the leased offices"): Room 01, Room 02, Room 03, Room 05, Room 06, Room 07, Room 08, and Room 09 of 33/F in Zone A of EagleRun Plaza, 26 Xiaoyun Lu, Chaoyang District, Beijing, the construction acreage of the leased offices are 3503.53 square meters, and the leased offices shall be used as office only. Party B is entitled to use the public area (such as aisle, toilets and elevators) designated by Party A.

2. TERM

2.1 The term of this Contract is forty (40) months, commencing from October 8, 2005 and expiring on February 7, 2009.

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2.2 Party B is entitled to a rent-exemption period of six (6) months, i.e. from
October 8, 2005 to December 7, 2005, from December 8, 2006 to February 7, 2007, and from February 8, 2008 to April 7, 2008, during such periods, Party A shall not charge the rent from Party B, but the property management fee is not exempted and shall be paid as stipulated herein.

3. RENT

3.1 The standard rent of the leased offices is RMB115.92 per month per construction square meters which includes property management fee, heating fee, air condition expense, cleaning fee of the public areas, the total monthly rent is RMB406,129.20, and the sum of the rent per month hereof is RMB14,418,007.02.

3.2 During the term of this Contract, the rent shall be paid by month, i.e. a periodical rent is RMB406,129.20, and the rent for the first period (one month) shall be paid along with the deposit at the same time. The rent and deposit of the first period shall be paid on the execution date hereof, and after that rent for considered month shall be paid prior to the 20th day of the preceding month.

4. DEPOSIT

4.1 Concurrently with the execution of this Contract, Party B shall pay to Party A deposit equal to the rent of three months, amount to RMB1,218,387.60, as guarantee for the fulfillment of the duties and obligations hereunder.

4.2 If Party B violates any terms under this Contract, Party A is entitled to deduct any sum payable arising wherefrom in the deposit. After the deduction of the above sum from the deposit by Party A, Party B shall restore the deposit to a sum equal to rent of three months of the offices within five days after the receipt of the notice from Party A, and in the event that Party B fails to restore the deposit within the five days, Party A is entitled to unilaterally terminate this Contract.

4.3 Upon expiration or termination of this Contract, Party A shall refund the deposit or the balance of the deposit (if some) within one month after Party B returns the leased offices and pays all the sums and expenses.

5. EXTENSION

Shall Party B need to continue this Contract after the expiration date, Party B shall notify Party A in written within one month prior to the expiry date of this Contract. Under same conditions, Party B shall have the priority to lease the offices. Shall Party B fail to notify Party A during the aforesaid period, Party A is entitled to lease the offices to any third Party.

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6. TELEPHONE AND ITS EXPENSE

6.1 Party B leases ________ direct lines, __________ ISDN telephones, _________DNN, line, deposit is RMB1,656 per direct line RMB2,898 per ISDN telephone RMB2,898 per port of DDN line, RMB5,796 for every two ports (uniform standard of property management corporation). Party B shall pay such sum to the property management corporation of Party A concurrently with Party B's move in.

6.2 On expiration or termination of this Contract, within one month after Party B accomplishes moving out and pays the payable sums to Party B, the property management company of Party A shall refund 100% of the line deposit of direct lines and extensions, but no interest shall be calculated.

6.3 Rent for each direct line is RMB166 per month; rent for each ISDN telephone is RMB248 per month; Rent for each DDN port is RMB248 per month, RMB496 for two ports per month. Party B shall pay such rent to Party A or to the management company of Party A at the beginning of each month.

6.4 The communication fees of direct line. ISDN telephone and DDN telephone leased by Party B is to be charged on a monthly basis according to the paying notice issued by the telecommunication bureau. Party B shall pay according to the notice of the property management company of Party A.

6.5 Once Party B leases ten direct line from Party A, Party A agrees to gratuitously provide two direct lines, i.e. Party A exempts the deposit of the communication fee and line rents, but Party B shall monthly pay to the property management company the communication fee equal to the actual payable amount.

7. ELECTRICITY FEE AND RELATED EXPENSES

7.1 The electricity fee of Party B is RMB1.24 per kilowatt-hour, and Party A authorizes his property management company to charge Party B for such fee at the beginning of each month. As Party B goes through the formalities for moving in, Party B shall pay in lump sum the deposit of electricity fees of the leased offices to Party A's property management company. The standard deposit is RMB8 per square meter. Within one month following the termination of this Contract, the property management company of Party A shall reimburse the deposit totally, but no interest shall be calculated. Shall the State adjust the electricity price during the term of this Contract, the unit electricity price shall be determined by the standard price proclaimed by the property management company of Party A, but the adjustment range of the electricity price of the property management company shall be consistent with that of the State.

8. DETERMINATION OF CURRENCY

Any sum or expense to be paid by Party B provided in this Contract shall be calculated and paid in RMB.

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9. CARPET

Party B has usufruct to the special carpets in the offices. If the replacement of carpets required or caused by the improper use of Party B, it shall be subject to the related requirements of Party A and at the expense of Party B. Party B shall assume no responsibility to the natural wear and tear of the carpets. After the termination of this Contract, the ownership of the carpets replaced by Party B shall belong to Party A.

10. FITMENT

10.1 If Party B does the fitment to the offices, he shall give a written application to Party A one week in advance, and submit the fitment project and specifications of the construction plan in written form, and the fitment shall not be carried out until Party B obtains the written approval from Party A or the property management company of Party A, and pays construction management fee and deposit of RMB250,000. During the construction, Party B shall observe related requirements of the building, and Party A is entitled to supervise the fitment activities of Party B.

10.2 Party B is responsible for any damage to the building or the related persons during the fitment.

10.3 Party A agrees not to charge rehabilitation deposit for the second fitment, if Party B fails to maintain the fitment parts in good order, Party A is entitled to restore the leased offices, deduct the related expenses from the deposit paid by Party B.

10.4 Party A shall endeavor to meet the use requirement of Party B to the extent that it does not affect the fire control of the framework of the building and the function of the systems.

11. ALTERATION OF THE OFFICES

11.1 Without the written approval of Party A, Party B shall not discretionarily rebuild, aggrandize, alter the framework of the Offices, or destroy the appearance and integrated image of the offices or the entire building by any means.

11.2 Without the written approval of Party A or the property management company of Party A, Party B shall not lay out or erect any word, sign, or advertisement in the internal public areas or on the top of the building.

12. ENTRY AND EXIT OF LEASED OFFICES

When the personnel of Party A are required to enter into the offices leased by Party B for purposes of maintenance, inspection, installation etc, Party A shall notify Party B in advance. Shall Party A have no time to make prior notice in case of emergency; Party A may directly enter into the offices

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to deal with the emergency, provided that he shall assume the damages of Party B caused by the intent or negligence of his personnel. In such case, Party B shall do his endeavor to assist Party A to take the emergency measures.

13. DAMAGES

13.1 Party B shall compensate Party A or other clients of the building for the losses incurred if the losses are caused by the Party B, and if he causes damages or harm to Party A, the latter is entitled to deduct directly from the deposit the sum or expense to be paid by Party B, and further if the deposit is not enough, Party B shall redeem it, and complement the deposit in the period provided herein.

13.2 Party B shall be fully responsible for fire, explosion, incidents such as water leakage, creepage in the piping equipments or any other areas in the building, and all damages arising wherefrom if the above incidents are caused by Party B.

14. TERMS AND CONDITIONS RELATED TO PARTY B

Party B agrees to observe the following terms and conditions:

14.1 To pay in time all kinds of expenses provided herein such as rent, all kinds of deposits, electricity expense.

14.2 Party B could employ the related sections of the property management company of Party A to clean the offices, details of which shall be covered by another agreement otherwise signed between Party B and the property management company of Party A. Unless prior consent of Party A or the property management company of Party A is obtained, Party B shall not employ any other cleaning personnel to enter into the building.

14.3 Party B shall ensure the cleanness and availability of the facilities in the leased offices and floor, including but not limited to external wall, external window, wall, ceiling, air conditioner, fire control.

14.4 To comply with the property management regulations constituted by the property management company of Party A.

14.5 Only with the prior written consent of Party A could Party B move in or move out the building equipments, hulking machine or fitment stuff meeting the laden designs, the portage process shall be well arranged by the Parties, and shall not disturb business of other clients, and Party B shall be fully responsible to compensate any damage to the property management or property.

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14.6 The Party B shall not keep or permit others to keep in the offices weapon, ammunition, saltpeter, powder, kerosene or other flammable or explosive dangerous stuff.

14.7 All the business and operations undertaken in the building by Party B shall comply with law, regulations and other related provisions of PRC and Beijing.

14.8 All the expenses expressly provided herein, including without limitation to rent, all kinds of deposit, expense shall be paid fully by the Shanghai Linktone Internet Technology Limited to Party A. The expenses partition between four companies of Party B will be determined through their internal negotiation, but Party A shall invoice each company of Party B upon the requirement of Party B.

14.9 If any company of Party B breaches this Contract, all the other companies of Party B shall bear joint and several liabilities.

15. DUTIES AND OBLIGATIONS OF PARTY A

Party A agrees to observe the following terms and conditions related to the offices:

15.1 On October 8, 2005, Party A delivers the offices leased by Party B according to this Contract, together with the keys of the offices, and makes the offices disengaged and available. The date on which Party A delivers the keys to Party B is deemed as Party B's moving-in date and Party A's. actual delivery date.

15.2 Party A ensures that air conditioning is provided all day long in the offices leased by Party B, and no overtime fee shall be charged

15.3 To secure the cleanness of the public area.

15.4 Party A shall be responsible for the security and fire control of the public area, ensure the normal operation of the equipment, and provide 24 hour security service. If there is any problem, Party A shall deal with it immediately, and assume the actual damages of Party B caused by the failure to deal with in time.

15.5 Party A shall assume the actual damages of Party B caused by the intent or negligence of Party A's personnel.

15.6 To maintain the good order of the building. If some force majeure, incident or circumstance out of control of Party A personnel manpower takes place and it affects the normal operation of any equipment in the building, Party A will not assume the damages of Party B.

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16. BREACH AND COMPENSATION

16.1 After the execution of this Contract between Party A and Party B and the payment of deposit by Party B determined in this Contract, if the irresistible natural disaster causes the termination of this Contract, the Parties shall not claim the compensation to each other. Party A shall reimburse the deposit and other deposits to Party B.

16.2 After the execution of this Contract between Party A and Party B and the payment of deposit by Party B determined in this Contract, if this Contract can not be performed for Party B's reason, it shall be deemed as a breach of this Contract by Party B, in that case, Party A is entitled to deduct the deposit paid by Party B and claim corresponding compensation to Party B.

16.3 After the execution of this Contract between Party A and Party B and the payment of deposit by Party B determined in this Contract, if Party A fails to deliver the offices as scheduled, it shall be deemed as a breach of this Contract by Party A, in that case, Party B is entitled to charge Party A a default penalty from the due delivery date to the real delivery date, and such default penalty for each day is equal to 0.5% of the deposit paid by Party B.

16.4 During the term of this Contract, the Parties shall not require to adjust the rent level.

16.5 If Party B fails to pay sums or expenses determined in this Contract, it is a breach by Party B, in that case, Party B shall not remove from the offices any articles, and Party B shall pay to Party A 0.5% of the due sum and expense for each defaulting day.

16.6 Unless force majeure or the requirement by the policies or law of the government where the offices locate, the Parties shall not terminate this Contract prior to the expiry hereof. If Party B rescinds this Contract unilaterally or terminates this Contract prior to the expiry hereof, or the circumstances in the article 17.1 happen, it is a breach by Party B. Party B shall pay to Party A a default penalty (which is equal to 30% of rent from the accelerated termination date by Party B to the original termination date), and the deposit paid by Party B will not be reimburse. Meanwhile, exemption period benefited by Party B is to be cancelled, and Party B shall pay a rent for the exemption period in the light of rent level determined in this Contract. If Party A rescinds this Contract unilaterally or terminates this Contract prior to its expiry, it is a breach by Party A, and Party A shall pay to Party B a default penalty (which is equal to 30% of rent from the accelerated termination date by Party A to the original termination date) and reimburse double deposit to Party B.

16.7 In case of termination prior to the expiry, unilateral rescind of this Contract or unilateral termination according to the provisions of this Contract, Party B shall empty out the offices within ten days after the termination or rescind of this Contract. Or Party B shall pay the occupation fee according to the agreed rent level to Party A until Party B actually empties out the offices.

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17. TERMINATION OF THIS CONTRACT

17.1 In case of the following actions of Party B, Party A is entitled to notice Party B and unilaterally and immediately terminate this Contract, and it shall be deemed that Party B has terminated this Contract prior to the expiry.

     A.   Sublease the offices without consent of Party A;

     B. discretionarily transfer, lend offices to the others or change offices with the others;

     C. Dismantle, change the framework, or change the use of the offices without consent of Party A;

     D. Failure to pay rent or expense in time or failure to pay the total rent or expense and restore the deposit within five days after the deduction by Party A in Party B's deposit.

17.2 In case of destruction in total or in part, or unavailability of the building caused by the force majeure, this Contract is terminated naturally. In that case, the Parties shall not claim compensations from each other, but shall sign another agreement to terminate this Contract, and in such case, Party A shall reimburse the deposit and deposit paid by Party B within ten days after the termination of this Contract.

17.3 After the unilateral termination according to the above provision, Party A will terminate the use of facilities such as electricity, communication, air conditioner, and Party B shall return the offices in good condition to Party A within ten days after the termination of this Contract. If Party B fails to return the offices in good condition within ten days (return time is determined by the receipt of the keys returned from Party B), and Party A is entitled to lease the offices to the others and dispose of any article in the office, furthermore Party A is entitled to claim the rent and related expenses of this period and withdraw the usufruct of the offices.

17.3 Where Party B disappears without any information and upon a written notice of Party A, Party B fails to return the offices in good condition (return time is determined by the receipt of the keys returned from Party B), Party A is entitled to lease the offices to the others and dispose of any article in the offices and withdraw the usufruct of the offices. Meanwhile, Party B's such action shall be deemed as termination of this Contract prior to its expiry. Party A could claim the responsibility of breach to Party B according to article
16.6 of this Contract.

17.5 Party B shall be responsible for all damages or destruction caused by Party B to the reputation, impression of Party A or his clients

18. PROPERTY MANAGEMENT

Party A authorizes Beijing Sunbase Properties Management Ltd., (CHINESE CHARACTER) as property manager of Party A, Party B agrees and accepts such company as property management company of the leased offices. Party A assumes the joint and several responsibilities for the damages of Party B caused by the intent or the negligence of Beijing Sunbase Properties Management Ltd. (CHINESE CHARACTER)

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19. DISPUTE

This Contract is governed by the laws of People's Republic of China. Shall any dispute between the Parties fail to be settled through negotiation, each party shall has the right to submit to the China International Economic and Trade Arbitration Commission for arbitration, or bring a litigation to the people's court under the jurisdiction of which this Contract is performed.

20. BUSINESS LICENSE AND IDENTIFICATION CERTIFICATE

Before the execution of this Contract, the Parties shall bring forth business license or valid identification certificate issued by the People's Republic of China government, and copies of the businesses license and identification certificate and power of attorney shall be attached to this Contract as attachments hereto.

21. CONDITIONS OF TAKING EFFECT OF THIS CONTRACT

21.1 Conditions of taking effect of this Contract are as follows:

     (1) Party B has paid all the agreed deposits to Party A (confirmed by written receipt signed and sealed by Party A).

     (2) Legal representatives or authorized signatories of the Parties have signed and sealed this Contract.

21.2 This Contract is made in five originals and each Party holds one.

Note 1: Considering reputation of companies of Party B and upon amicable negotiations between the Parties, in order to better safeguard the benefits of both Parties, both Parties are required not to disclose the contract price which is deemed as commercial confidentiality. If negative influence and damages have been caused due to the breach of this Article, the breaching party shall assume all responsibilities.

Party A:                                Party B: Beijing office of Shanghai
                                                 Linktone Consulting Co., Ltd.

Legal Representative:                   Legal Representative:

Or authorized signatory: Sealed         Or authorized signatory: Sealed

Date:                                   Date
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                                        Shanghai Linktone Network Technology
                                        Limited.

                                        Legal Representative:

                                        Or authorized signatory: Sealed

                                        Date:
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                                        Beijing Branch of Shanghai Weilan
                                        Computer Co., Ltd.

                                        Legal Representative:

                                        Or authorized signatory: Sealed

                                        Date:
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                                        Beijing Branch of Shanghai Youlian
                                        Computer Limited, as the other party,

                                        Legal Representative:

                                        Or authorized signatory: Sealed

                                        Date:
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